UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 15, 2009

ALLIANCE DATA SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15749	31-1429215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17655 WATERVIEW PARKWAY

DALLAS, TEXAS 75252

(Address and Zip Code of principal executive offices)

(972) 348-5100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

General Information

On May 15, 2009, Alliance Data Systems Corporation (the “Company”), as Borrower, and ADS Alliance Data Systems, Inc., ADS Foreign Holdings, Inc., Alliance Data Foreign Holdings, Inc., Epsilon Marketing Services, LLC and Epsilon Data Management, LLC (collectively, the “Guarantors”) entered into a Term Loan Agreement with Bank of Montreal, as Administrative Agent, BMO Capital Markets and SunTrust Robinson Humphrey, Inc. as Co-Lead Arrangers and Co-Book Runners, and various other agents and banks (the “Term Loan Agreement”), which provides for loans to the Company in a maximum amount of $250,000,000. At the closing of the Term Loan Agreement, the Company borrowed $134 million under the Term Loan Agreement. The proceeds were used, together with other funds, to pay off the Company’s $250 million aggregate Series A Senior Notes due May 16, 2009.

Subject to obtaining additional commitments from lenders prior to July 14, 2009, the Company may borrow up to an additional $116 million under the Term Loan Agreement. The loans under the Term Loan Agreement are scheduled to mature on March 30, 2012, with principal payments of 5.0% of the aggregate principal amount of the loans outstanding on July 14, 2009 to be made on the last day of each fiscal quarter commencing on June 30, 2010. The Term Loan Agreement is unsecured.

Interest Rates

Advances under the Term Loan Agreement are in the form of either base rate loans or eurodollar loans. The interest rate for base rate loans fluctuates and is equal to the highest of (1) Bank of Montreal’s prime rate; (2) the Federal funds rate plus 0.5%; and (3) the rate per annum for a one-month interest period that appears on the LIBOR01 page as of 11:00 a.m. (London, England time) plus 1.0%, in each case plus a margin of 2.0% to 3.0% based upon the Company’s Senior Leverage Ratio as defined in the Term Loan Agreement. The interest rate for eurodollar loans fluctuates based on the rate at which deposits of U.S. dollars in the London interbank market are quoted plus a margin of 3.0% to 4.0% based upon the Company’s Senior Leverage Ratio as defined in the Term Loan Agreement.

Covenants and Events of Acceleration

The Term Loan Agreement contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on the Company’s ability, and in certain instances, its subsidiaries’ ability, to consolidate or merge; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends; and make investments. The negative covenants are subject to certain exceptions, as specified in the Term Loan Agreement. The Term Loan Agreement also requires the Company to satisfy certain financial covenants, including maximum ratios of Total Leverage and Senior Leverage as determined in accordance with the Term Loan Agreement and a minimum ratio of Consolidated Operating EBITDA to Consolidated Interest Expense as determined in accordance with the Term Loan Agreement.

The Term Loan Agreement also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control of the Company, material money judgments and failure to maintain subsidiary guarantees.

Qualification

The preceding summary of the Term Loan Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On May 18, 2009, the Company issued a press release announcing that it had entered into the Term Loan Agreement. A copy of this press release is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	Term Loan Agreement, dated as of May 15, 2009, by and among Alliance Data Systems Corporation, as borrower, and certain subsidiaries parties thereto, as guarantors, Bank of Montreal, as Administrative Agent, Co-Lead Arranger and Book Runner, and various other agents and banks.

99.1	Press Release dated May 18, 2009 announcing the Term Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: May 18, 2009	By:	/s/ Edward J. Heffernan
Edward J. Heffernan
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
10.1	Term Loan Agreement, dated as of May 15, 2009, by and among Alliance Data Systems Corporation, as borrower, and certain subsidiaries parties thereto, as guarantors, Bank of Montreal, as Administrative Agent, Co-Lead Arranger and Book Runner, and various other agents and banks.

99.1	Press Release dated May 18, 2009 announcing the Term Loan Agreement.

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